Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

AND RECENT DEVELOPMENTS

Completed $334 Million in New Investments in Q4 2025

Issued $223 Million in Equity in Q4 2025

Repaid $1.27 Billion of Aggregate Debt in Q4 2025

Providing 2026 Adjusted FFO Guidance

HUNT VALLEY, MARYLAND – February 4, 2026 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter and year ended December 31, 2025.

FOURTH QUARTER 2025 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $172 million, or $0.55 per diluted share, compared to $116 million, or $0.41 per diluted share, for Q4 2024.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $250 million, or $0.80 per diluted share, on 313 million weighted-average common shares outstanding, compared to $214 million, or $0.74 per diluted share, on 287 million weighted-average common shares outstanding, for Q4 2024.
●	Funds Available for Distribution (“FAD”) for the quarter of $238 million, or $0.76 per diluted share, compared to FAD of $202 million, or $0.70 per diluted share, for Q4 2024.
●	Completed approximately $334 million in Q4 new investments consisting of $52 million in real estate acquisitions, $16 million in real estate loans and $266 million of investments in unconsolidated entities.
●	Issued 5.5 million Omega operating partnership units (“Omega OP Units”), valued at $222 million, in Q4 in connection with its investment in the Saber PropCo JV.
●	Repaid $600 million of senior unsecured notes at par value on October 15, 2025.
●	Entered into a new $2 billion ATM Program and terminated the previous $1.25 billion ATM Program in November 2025.
●	Drew $300 million on its delayed draw unsecured term loan facility in November 2025.
●	Repaid the £183 ($241) million outstanding balance on its GBP denominated secured mortgage loan in November 2025.
●	Repaid in full its $429 million unsecured term loan in December 2025.
●	In January 2026, acquired a 9.9% equity interest in the Saber OpCo JV for $93 million.
●	Completed $119 million in real estate acquisitions in February 2026.

FULL YEAR 2025 HIGHLIGHTS

●	Net income for 2025 of $609 million, or $1.94 per common share, compared to $418 million, or $1.55 per common share, in 2024.
●	AFFO of $946 million for 2025, or $3.10 per diluted share, on 305 million weighted-average common shares outstanding, compared to $778 million, or $2.87 per diluted share, on 270 million weighted-average common shares outstanding, in 2024.
●	FAD of $903 million for 2025, or $2.96 per diluted share, compared to FAD of $739 million, or $2.73 per diluted share, in 2024.

●	Completed $1.1 billion in 2025 new investments, consisting of $680 million in real estate acquisitions, $69 million in real estate loans and $342 million in investments in unconsolidated entities.
●	Issued 16 million common shares and 5.5 million Omega OP Units for proceeds/value of $612 million and $222 million, respectively.
●	Inspir Embassy Row development in Washington, D.C. placed into service.
●	Repaid $1.7 billion in debt, consisting of $1.0 billion of senior unsecured senior notes, $479 million of unsecured term loans and a £183 ($241) million GBP denominated secured mortgage loan.
●	Issued $600 million of 5.2% senior unsecured notes that mature in 2030.
●	Entered into a new $2.3 billion senior unsecured credit facility, replacing the previous $1.45 billion credit facility.

Nareit Funds From Operations (“Nareit FFO”), AFFO and FAD are supplemental non-GAAP financial measures the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “We are pleased with our fourth quarter results, as we continued to grow FAD per share, while reducing leverage to the lowest level in the company’s history.”

Mr. Pickett continued, “2025 represented a very strong year for the company, as we were able to accretively allocate $1.1 billion to new investments, enabling us to grow FAD per share by 8.4% to $2.96 from $2.73 in 2024.”

Mr. Pickett concluded, “Importantly, the backdrop that allowed us to deliver strong shareholder returns in 2025 remains in place as we start 2026.  Operating metrics continue to be strong, with operator coverage further improving in the quarter. The pipeline is very active, and we have a strong balance sheet and cost of capital that should allow us to continue to accretively invest.”

FOURTH QUARTER 2025 PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

Genesis – As previously disclosed, Genesis Healthcare, Inc. (“Genesis”) filed for Chapter 11 bankruptcy protection on July 9, 2025. Since filing for bankruptcy, Genesis has made all required contractual rent and interest payments through January 2026. In the fourth quarter of 2025, the Company recorded rental income of $13.0 million for contractual rent payments received from Genesis, and interest income of $4.5 million, consisting of $0.3 million of cash interest related to adequate protection payments received and $4.2 million of paid-in-kind interest.

Maplewood – In the fourth quarter of 2025, Maplewood paid $18.9 million in rent (compared to $18.7 million in the third quarter of 2025).

New Investments:

The following table presents investment activity:

	Three Months Ended		Year Ended
Investment Activity ($000’s)	December 31, 2025		December 31, 2025
	$ Amount	%	$ Amount	%
Real property	$52,424	15.7%	$680,059	62.4%
Real estate loans receivable	15,830	4.7%	68,614	6.3%
Investments in unconsolidated entities	266,225	79.6%	341,827	31.3%
Total real property and loan investments	$334,479	100.0%	$1,090,500	100.0%

$52 Million in Real Estate Acquisitions – In the fourth quarter of 2025, the Company acquired five facilities for aggregate consideration of $52.4 million, comprised of:

●	$37 Million U.S. Real Estate Acquisition – In December 2025, the Company acquired four senior housing facilities in New Jersey, Wisconsin and Indiana for $36.9 million. The Company will operate the facilities, through two new third-party property managers, utilizing the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structure.
●	$16 Million U.K. Real Estate Acquisition – The Company acquired one care home in the U.K. for $15.6 million and leased it to an existing operator. The investment has an initial annual cash yield of 10.0%. The lease escalates at 2.1% after the first year and increases by 2.5% each year thereafter.

$16 Million in Real Estate Loans – In two fourth quarter transactions, the Company funded $15.8 million in two real estate loans. The loans have an interest rate of 10.0% with maturity dates in November 2030.

$266 Million Investment in Unconsolidated Entities – In two fourth quarter transactions, the Company funded $266.2 million in investments in joint ventures (“JVs”), comprised of:

●	$222 Million PropCo Joint Venture – In October 2025, the Company formed a JV (the “Saber JV”) with affiliates of Saber Healthcare Holdings, LLC (“Saber”) to own and lease 64 facilities that were previously wholly owned by affiliates of Saber. Omega issued approximately 5.5 million Omega OP Units with a fair value of $222.4 million in exchange for a 49% equity ownership in the Saber JV. The Omega OP Units can be converted to Omega common stock on a one-for-one basis. Affiliates of Saber will retain a 51% equity interest in the Saber JV. Subsequent to our investment, the Saber JV acquired an additional facility which was primarily funded through a mortgage loan, with no additional contributions from Omega. The Saber JV currently holds 65 facilities subject to triple net leases, with subsidiaries of Saber, that generate $70.2 million in contractual rent per annum. At December 31, 2025, the Saber JV had $455.0 million of mortgage debt with a weighted average interest rate of 5.7% per annum, which is non-recourse to Omega. The Saber JV is required to distribute 49% of the available cash from operating activities on a monthly basis to Omega. In the fourth quarter of 2025, Saber JV distributed $2.7 million to Omega. The Company will partner with affiliates of Saber to explore additional acquisitions of senior healthcare facilities by the JV.
●	$43 Million PropCo and OpCo Joint Ventures – In December 2025, the Company invested in two JVs, a PropCo and OpCo, to own and operate through a RIDEA structure, a continuing care retirement community and independent living apartments in North Carolina. Omega acquired a 49% equity interest in the JVs for aggregate consideration of $42.7 million. The JVs are required to distribute 49% of the available cash from operating activities on a monthly basis to Omega.

$93 Million OpCo Joint Venture – In January 2026 the Company acquired a 9.9% equity interest in Saber’s operating company for $92.6 million in cash consideration. Omega will receive minimum quarterly cash distributions equivalent to an annualized yield of 8% on its 9.9% investment.

$64 Million Real Estate Loan – In January 2026, the Company funded $0.7 million ($CAD $1.0 million) under a Canadian dollar denominated real estate loan, with maximum capacity of $63.9 million ($CAD 87.6 million), that was executed in December 2025. The proceeds of the loan will be utilized for the development of five long-term care facilities in Canada. The loan has an interest rate of 10.0% with a maturity date in December 2035. At Omega’s option, the loan is convertible into a 34.9% equity stake in the borrower.

$119 Million in Q1 2026 Real Estate Acquisitions – In the first quarter of 2026, the Company acquired 14 facilities for an aggregate contractual purchase price of $118.8 million, comprised of:

●	$109 Million U.S. Real Estate Acquisition – In February 2026, the Company acquired 13 skilled nursing facilities in Georgia for a contractual purchase price of $108.5 million and leased the facilities to an existing operator. The investment has an initial cash yield of 10.6% with annual escalators of 2.5%.
●	$10 Million U.S. Real Estate Acquisition – In January 2026, the Company acquired one senior housing facility in Alabama for a contractual purchase price of $10.3 million. The Company will operate the facility, through a new third-party property manager, utilizing a RIDEA structure.

Asset Sales:

$19 Million in Asset Sales – In the fourth quarter of 2025, the Company sold four facilities for $18.7 million in cash, recognizing a gain of $6.1 million.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information and is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended September 30, 2025	49.4%	26.1%	24.5%
Three-months ended June 30, 2025	50.2%	26.8%	23.0%
Three-months ended March 31, 2025	50.5%	27.8%	21.7%
Three-months ended December 31, 2024	50.4%	27.6%	22.0%
Three-months ended September 30, 2024	52.7%	28.2%	19.1%

(1)	Excludes all facilities considered non-core and does not include federal employee retention credits. For non-core definition, see Fourth Quarter 2025 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended September 30, 2025	82.6%	1.93x	1.57x
Twelve-months ended June 30, 2025	82.6%	1.91x	1.55x
Twelve-months ended March 31, 2025	82.2%	1.88x	1.51x
Twelve-months ended December 31, 2024	81.8%	1.88x	1.51x
Twelve-months ended September 30, 2024	81.2%	1.87x	1.50x

(1)	Excludes facilities considered non-core. For information regarding non-core facilities, see the most recent Quarterly Supplement posted on the Company’s website.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of the Company’s operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of the Company’s operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3 above) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

FINANCING ACTIVITIES

In 2025, the Company issued a combined 21.8 million Omega common shares/Omega OP Units for total proceeds/value of approximately $834.5 million. Below are the details of the breakout between Omega common shares and Omega OP Units.

Dividend Reinvestment and Common Stock Purchase Plan and ATM Program – The following is a summary of the 2025 quarterly Dividend Reinvestment and Common Stock Purchase Plan and ATM Program through December 31, 2025:

	Dividend Reinvestment and Common Stock Purchase Plan for 2025
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Total
Number of shares	2,667	3,988	2,116	12	8,783
Average price per share	$37.40	$37.72	$38.07	$43.38	$37.71
Gross proceeds	$99,751	$150,442	$80,556	$494	$331,243

	ATM Program for 2025
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Total
Number of shares	4,390	2,895	208	—	7,493
Average price per share	$37.46	$37.26	$41.12	$—	$37.49
Gross proceeds	$164,449	$107,872	$8,566	$—	$280,887

OP Unit Issuance – In October 2025, the Company issued approximately 5.5 million Omega OP Units with a fair value of $222.4 million in exchange for a 49% equity ownership in the Saber JV discussed above.

$2.0 Billion ATM Program – On November 3, 2025, the Company terminated its existing $1.25 billion ATM Program and entered into a new $2.0 billion ATM Program.

$600 Million Note Repayment – On October 15, 2025, the Company repaid $600 million of 5.25% senior unsecured notes at par value.

$300 Million Delayed Draw Term Loan Facility – In November 2025, the Company drew the full commitment on its $300.0 million delayed draw unsecured term loan facility that matures in September 2028 (the “2028 Term Loan”).

£182.7 Million Secured Mortgage Loan Repayment – In November 2025, the Company repaid the remaining £182.7 million on its GBP denominated secured mortgage loan prior to its scheduled maturity using proceeds from the 2028 Term Loan.

$428.5 Million Term Loan Repayment – In December 2025, the Company repaid its $428.5 million term loan prior to its scheduled maturity using available cash, proceeds from its 2028 Term Loan with the balance funded on its $2.0 billion revolving credit facility.

BALANCE SHEET AND LIQUIDITY

As of December 31, 2025, the Company had $4.3 billion in outstanding indebtedness with a weighted average annual interest rate of 4.2%. The Company’s indebtedness consisted of an aggregate principal amount of $3.8 billion of senior unsecured notes, $242.0 million on its revolving credit facility, and $300.0 million on the 2028 Term Loan. As of December 31, 2025, total cash and cash equivalents were $27.0 million, and the Company had $1.8 billion in undrawn capacity under its unsecured revolving credit facility.

DIVIDENDS

On January 29, 2026, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid February 17, 2026, to common stockholders of record as of the close of business on February 9, 2026.

2026 GUIDANCE

The Company expects its 2026 Adjusted FFO to be between $3.15 and $3.25 per diluted share.

The guidance assumes:

●	all new investments disclosed above in the press release;
●	no additional operators are placed on a cash-basis for revenue recognition;
●	Genesis continues to pay its full contractual rental obligations of $13.0 million per quarter;
●	Maplewood pays rent at $6.3 million in January (actual payment), increasing to $6.5 million per month starting February;
●	quarterly G&A expense of approximately $13 million to $15 million;
●	no material changes in market interest rates or changes in foreign currency exchange rates due to derivative instruments entered into to minimize the fluctuation in the GBP spot rates;
●	$56 million of the $213 million in mortgages and other real estate-backed investments that are set to mature in 2026 will be converted from loans to fee simple real estate and the remaining balance will be repaid in 2026;
●	$196 million of the $267 million in non-real estate backed loans at December 31, 2025 that are set to mature in 2026 will be repaid throughout 2026 (including $137 million in loans to Genesis to be repaid in June 2026) with the balance to be extended beyond 2026; and
●	approximately $15 million to $25 million per quarter in asset sales.

The Company’s guidance is based on several assumptions including those noted above, which are subject to change and many of which are outside the Company’s control. However, it excludes any additional:

●	acquisitions or acquisitions costs;
●	capital markets activity;

●	interest refinancing expenses;
●	provisions for credit losses, if any; and
●	certain revenue and expense items.

If actual results vary from these assumptions, the Company's expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis and the timing and completion of acquisitions, divestitures, restructurings and capital and financing transactions may cause actual results to vary materially from the Company’s current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced AFFO guidance, but it is not obligated to do so.

The Company does not provide a reconciliation for its AFFO guidance to GAAP net income because it is unable to determine meaningful or accurate estimates of reconciling items without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact future net income. This includes, but is not limited to, changes in the provision for credit losses, real estate impairments, acquisition, merger and transition related costs, straight-line write-offs, gain/loss on assets sold, etc. In particular, the Company is unable to predict with reasonable certainty the amount of change in the provision for credit losses in future periods, which is often a significant reconciling adjustment.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Fourth Quarter 2025 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, February 5, 2026, at 10 a.m. Eastern Time to review the Company’s 2025 fourth quarter results and current developments. Investors and other interested parties may access the conference call in the following ways:

●	At the Company’s website: https://www.omegahealthcare.com/
●	Via webcast: https://events.q4inc.com/attendee/547391410. Joining via webcast is recommended for those who will not be asking questions.
●	By telephone: The participant toll-free dial-in number is (800) 715-9871. The international dial-in is +1 (646) 307-1963. The conference ID number is 1388157.

Webcast replays of the call will be available on Omega’s website for approximately two weeks following the call.  Additionally, a copy of the earnings release will be available in the “Financial Information” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a real estate investment trust (“REIT”) that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Andrew Dorsey, VP, Corporate Strategy & Investor Relations

or

David Griffin, Sr. Director, Corporate Strategy & Investor Relations at (410) 427-1705

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters, occupancy levels and quality of care, including the management of infectious diseases; (ii) our operators’ ability to manage industry challenges, including staffing shortages, which may impact certain regions more acutely, increased costs, and the sufficiency of government reimbursement rates to offset such costs and the conditions related thereto; (iii) additional regulatory and other changes in the healthcare sector, including changes to Medicaid and Medicare reimbursements, the potential impact of recent changes to state Medicaid funding levels as well as state regulatory initiatives or minimum staffing requirements for skilled nursing facilities (“SNFs”) that may further exacerbate labor and occupancy challenges for Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) changes in tax laws and regulations affecting REITs, including as the result of any federal or state policy changes driven by the current focus on capital providers to the healthcare industry; (vi) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets or to redeploy the proceeds therefrom on favorable terms, including due to the potential impact of changes in the SNF and assisted living facility (“ALF”) markets or local real estate conditions; (vii) the availability and cost of capital to Omega; (viii) changes in Omega’s credit ratings and the ratings of its debt securities; (ix) competition in the financing of healthcare facilities; (x) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (xi) changes in the financial position of Omega’s operators; (xii) the effect of economic, regulatory and market conditions generally, and particularly in the healthcare industry in the U.S. and in other jurisdictions where we conduct business, including the U.K.; (xiii) changes in interest rates and foreign currency exchange rates and the impact of inflation and changes in global tariffs and international trade disputes; (xiv) the timing, amount and yield of any additional investments; (xv) Omega’s ability to maintain its status as a REIT; (xvi) operational risks associated with our senior housing properties managed through structures authorized by the REIT Investment Diversification and Empowerment Act of 2007 (commonly referred to as “RIDEA”); (xvii) the use of, or inability to use, artificial intelligence by us, our operators, managers, vendors and investors; (xviii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, public health crises or pandemics, cyber threats and governmental action, particularly in the healthcare industry, and (xix) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,901,652	$7,342,497
Land	1,179,463	996,701
Furniture and equipment	539,775	510,106
Construction in progress	12,492	210,870
Total real estate assets	9,633,382	9,060,174
Less accumulated depreciation	(2,930,611)	(2,721,016)
Real estate assets – net	6,702,771	6,339,158
Investments in direct financing leases – net	—	9,453
Real estate loans receivable – net	1,380,949	1,428,298
Investments in unconsolidated entities	414,127	88,711
Assets held for sale	4,000	56,194
Total real estate investments	8,501,847	7,921,814
Non-real estate loans receivable – net	330,322	332,274
Total investments	8,832,169	8,254,088

Cash and cash equivalents	27,024	518,340
Restricted cash	27,539	30,395
Contractual receivables – net	9,723	12,611
Other receivables and lease inducements	278,570	249,317
Goodwill	644,626	643,664
Other assets	229,408	189,476
Total assets	$10,049,059	$9,897,891

LIABILITIES AND EQUITY
Revolving credit facility	$242,000	$—
Secured borrowings	—	243,310
Senior notes and other unsecured borrowings – net	4,014,011	4,595,549
Accrued expenses and other liabilities	352,549	328,193
Total liabilities	4,608,560	5,167,052

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $0.10 par value authorized – 700,000 shares, issued and outstanding – 295,539 shares as of December 31, 2025 and 279,129 shares as of December 31, 2024	29,553	27,912
Additional paid-in capital	8,693,033	7,915,873
Cumulative net earnings	4,677,092	4,086,907
Cumulative dividends paid	(8,297,416)	(7,516,750)
Accumulated other comprehensive income	79,037	22,731
Total stockholders’ equity	5,181,299	4,536,673
Noncontrolling interest	259,200	194,166
Total equity	5,440,499	4,730,839
Total liabilities and equity	$10,049,059	$9,897,891

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues
Rental income	$261,359	$230,813	$986,074	$872,192
Real estate tax and ground lease income	4,686	4,376	15,891	15,718
Real estate loans interest income	34,045	33,482	134,603	126,800
Non-real estate loans interest income	10,143	9,906	40,509	30,407
Miscellaneous income	8,984	741	13,022	6,273
Total revenues	319,217	279,318	1,190,099	1,051,390

Expenses
Depreciation and amortization	82,749	78,612	325,247	304,648
General and administrative	14,083	12,858	55,473	49,270
Real estate tax and ground lease expense	4,888	3,951	16,504	16,596
Stock-based compensation expense	9,866	9,198	37,587	36,696
Severance expense	—	—	9,011	—
Acquisition, merger and transition related costs	152	795	4,219	11,615
Impairment on real estate properties	6,016	1,737	22,610	23,831
Provision (recovery) for credit losses	5,923	(720)	2,336	(15,483)
Interest expense	49,231	53,794	209,072	211,319
Interest – amortization of deferred financing costs	2,512	1,446	5,963	10,397
Total expenses	175,420	161,671	688,022	648,889

Other income (expense)
Other income (expense) – net	16,425	(769)	50,058	6,826
Gain (loss) on debt extinguishment	5,002	(116)	4,995	(1,749)
Gain on assets sold – net	6,073	1,886	67,303	13,168
Total other income	27,500	1,001	122,356	18,245

Income before income tax expense and income (loss) from unconsolidated entities	171,297	118,648	624,433	420,746
Income tax expense	(2,126)	(2,981)	(14,748)	(10,858)
Income (loss) from unconsolidated entities	2,801	798	(218)	7,916
Net income	171,972	116,465	609,467	417,804
Net income attributable to noncontrolling interest	(7,137)	(3,124)	(19,282)	(11,478)
Net income available to common stockholders	$164,835	$113,341	$590,185	$406,326

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.55	$0.41	$1.96	$1.57
Diluted:
Net income available to common stockholders	$0.55	$0.41	$1.94	$1.55
Dividends declared per common share	$0.67	$0.67	$2.68	$2.68

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income (1)	$171,972	$116,465	$609,467	$417,804
Deduct gain from real estate dispositions	(6,073)	(1,886)	(67,303)	(13,168)
Deduct gain from real estate dispositions – unconsolidated entities	—	—	—	(6,260)
Sub-total	165,899	114,579	542,164	398,376
Elimination of non-cash items included in net income:
Depreciation and amortization	82,749	78,612	325,247	304,648
Depreciation – unconsolidated entities	5,182	673	8,886	7,057
Impairment on real estate properties	6,016	1,737	22,610	23,831
Nareit funds from operations (“Nareit FFO”)	$259,846	$195,601	$898,907	$733,912

Weighted-average common shares outstanding, basic	296,371	274,316	291,648	258,118
Restricted stock and PRSUs	3,771	5,230	3,614	4,664
Omega OP Units	13,084	7,900	9,690	7,668
Weighted-average common shares outstanding, diluted	313,226	287,446	304,952	270,450

Nareit funds from operations available per share	$0.83	$0.68	$2.95	$2.71

Adjustments to calculate adjusted funds from operations
Nareit FFO	$259,846	$195,601	$898,907	$733,912
Add back (deduct):
Stock-based compensation expense	9,866	9,198	37,587	36,696
Non-cash provision (recovery) for credit losses	7,241	457	8,819	(10,771)
Straight-line rent and other write-offs (2)	446	3,038	27,983	4,174
Severance expense (3)	—	—	9,011	—
Acquisition, merger and transition related costs	152	795	4,219	11,615
(Gain) loss on debt extinguishment	(5,002)	116	(4,995)	1,749
Other normalizing items – net (4)	(22,783)	4,775	(35,376)	762
Adjusted funds from operations (“AFFO”) (1)(5)	$249,766	$213,980	$946,155	$778,137

Adjustments to calculate funds available for distribution
Non-cash expense (6)	$2,258	$3,497	$9,879	$12,777
Capitalized interest	(122)	(2,103)	(1,051)	(7,312)
Non-cash revenue	(14,022)	(13,647)	(51,825)	(44,954)
Funds available for distribution (“FAD”) (1)(5)	$237,880	$201,727	$903,158	$738,648

(1)	The year ended December 31, 2025 includes the application of $4.3 million of security deposits (letters of credit and cash deposits) in revenue. The three months and year ended December 31, 2024 include the application of $0.5 million and $2.2 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	The year ended December 31, 2025 includes a $15.5 million non-cash straight-line accounts receivable write-off in connection with moving an operator to cash basis as a result of being notified that there is substantial doubt regarding the operator’s ability to continue as a going concern. The operator made all contractual rent payments in 2025. The year ended December 31, 2025 also includes a $10.0 million lease inducement recorded in Q1 as a reduction to rental income related to a one-time payment made to an operator upon entering a new 10-year master lease.
(3)	The year ended December 31, 2025 includes $6.6 million of non-cash stock-based compensation expense associated with the previously disclosed leadership transition that occurred in January 2025.
(4)	Primarily consists of cash interest received on seller financing loans related to asset sales not recognized, gains and losses associated with certain financial instruments and foreign currency and other normalizing revenue and expense adjustments for discrete items.
(5)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.
(6)	For the three months and year ended December 31, 2025, Non-cash expense is not adjusted to include $1.5 million and $9.1 million, respectively, of amortization related to the above market loan assumed as part of the Cindat JV acquisition in July 2024. For the year ended December 31, 2024, Non-cash expense is not adjusted to include $4.4 million of amortization related to the above market loan assumed as part of the Cindat JV acquisition. The above market loan was fully repaid in November 2025.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, straight-line rent and other write-offs, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), severance expense and other normalizing items). FAD is calculated as Adjusted FFO less non-cash expense, such as the amortization of deferred financing costs, and non-cash revenue, such as straight-line rent. FAD includes the non-cash amortization of premiums associated with the fair value of debt assumed in acquisitions. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.